UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
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☑	Soliciting Material Pursuant to §240.14a-12
AMERICAN MEDICAL SYSTEMS HOLDINGS, INC.
(Name of Registrant as Specified in its Charter)
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Filed by American Medical Systems Holdings, Inc. Pursuant to Rule 14a-12
Under the Securities Exchange Act of 1934
Subject Company: American Medical Systems Holdings, Inc.
Commission File No.: 000-30733
This filing relates to the proposed acquisition of American Medical Systems Holdings, Inc. (“AMS”) by Endo Pharmaceuticals Holdings Inc. (“Endo”) pursuant to the terms of an Agreement and Plan of Merger, dated as of April 10, 2011 by and among AMS, NIKA Merger Sub, Inc. and Endo. The Agreement and Plan of Merger is on file with the Securities and Exchange Commission as an exhibit to the Current Report on Form 8-K filed by AMS on April 12, 2011.
The following Key Messages were provided to AMS employees on April 11, 2011:
AMS and ENDO Pharmaceuticals Combination
Key Messages
April 11, 2011
1.	The combination with Endo accelerates the AMS vision
a.	Combined company will leverage the AMS international footprint

b.	Shared culture and emphasis on innovation

c.	Drives market penetration through increased customer/patient awareness
2.	The combination increases AMS ability to serve more customers and provide life enhancing therapies to an increased number of patients throughout the world
a.	This puts us at the forefront in responding to the challenges of Health Care Reform by consolidating and optimizing providers of key health care solutions.

b.	Access to more physicians
i.	Join AMS relationships to gynecologists and urogynes with combined access to urologists

ii.	Better serve our customers with a broader suite of solutions
c.	Collaboration will drive combination Drug/device therapies to market
3.	AMS looks forward to a successful integration of the two companies
a.	Shared vision and strategy

b.	Focus on Pelvic Health

c.	Similar histories and philosophies/culture

d.	Endo has successfully acquired and integrated four companies in previous two years; two of which operate in the Pelvic Health space.
4.	Next Steps

a.	Business as usual

b.	AMS continues to operate as a stand alone company until closing

c.	An integration team made up of individuals from both companies will be established and charged with an efficient combination

d.	Closing anticipated in the next three to four months
* * *
In addition, the following Questions and Answers were provided to AMS employees on April 11, 2011:
AMS — Endo Combination
Q&A
(April 11, 2011)
Q.	Why is AMS entering into in this transaction?

A.	We believe this transaction will achieve significant value for our shareholders and going forward will enable us to expand our offerings as a leading provider of pelvic health products. Together with Endo we will be better positioned to improve patient care and enhance our relationships with physicians and payers.

Q.	Will the AMS mission change as a result of the merger?

A.	No, we will continue to innovate to improve the lives of men and women with our products. Like us, Endo is a customer- and patient-centric organization. Further, with this transaction, we are excited about the potential for even greater growth in our business.

Q.	Why is AMS a good fit with Endo?

A.	Over time, Endo has built a diversified business in order to be better positioned to respond to the changing healthcare environment. Endo is a healthcare solutions provider with three business segments, branded pharmaceuticals, specialty generics and medical devices and services. AMS will bring Endo scale in the devices and services segment and the combination of AMS with Endo’s existing platforms will provide cost-effective solutions for patients across the entire urology spectrum.

Q.	Will we be changing the name of AMS?

A.	No. While AMS will cease to be a publicly traded company once the acquisition is complete, AMS will continue to operate as a wholly-owned subsidiary of Endo, and we will continue to operate under the AMS name.

Q.	How will AMS employees benefit from the merger?

A.	With the combined strength of the two companies, we anticipate both Endo and AMS will grow at even greater rates in the future. The two businesses have an unequalled complementary product portfolio in treating patients with pelvic disease and serving our customers. Ultimately, we believe this will create even more opportunities for growth and development for our employees. Given that both companies are publicly traded businesses with supporting infrastructure, however, there may be some positions that are impacted at a point in the future.
Q.	Will there be any changes to base salary or bonus compensation?

A.	Current base salaries will be maintained following the merger for a transition period through 2012, including the normal annual merit increase process. In addition, current bonus targets will be maintained at least through 2012. Of course, we may adjust reward or compensation plans in the normal course of business. Our compensation philosophy is very similar to that of Endo, emphasizing a performance-based reward structure and achieving a high degree of market competitiveness.

Q.	What will happen with employee benefit plans after the merger?

A.	After the merger closes, for a period through the end of 2012, AMS will continue to provide employee benefits no less favorable in the aggregate to those you currently have. At some point, we expect that AMS employees will be transitioned to the Endo benefit plans. For example, if the merger closes in August or September of 2011, a possible transition date would be January 2013. The actual date will be determined to ensure a seamless transition. You will begin to receive details of the Endo plans, which are broad-based and market competitive, well in advance of the changeover.

Q.	What will happen with my existing stock options or RSAs after the merger closes?

A.	At the closing of the merger, each of your AMS stock options that are vested at the closing will be exchanged for a cash payment equal to the difference between $30 (the per share merger consideration) and the exercise price of the option, less withholding amounts. Your AMS stock options that are not vested at the closing of the merger will be replaced with a new number of Endo stock options with a similar “spread” between option price and market price, thereby maintaining your “in the money” value. The new Endo stock options will have the same general terms and conditions as your former AMS stock options.

In addition, each of your AMS restricted stock grants (RSA’s) that are vested at the closing, or are scheduled to vest within twelve months following the closing, will be exchanged for a cash payment equal to $30, less tax withholding amount. Any other RSAs you hold will be converted to Endo RSAs with the same terms and conditions as your AMS RSAs, including vesting schedule. The number of shares that you will receive will be based upon a ratio determined by comparing the price paid per share of AMS stock in the merger ($30) to the value of Endo shares as of a specified period around closing. Endo trades on the NASDAQ exchange under the symbol ENDP.

Q.	Will I be taxed on the stock option or RSA cash-out or conversion at the time of the closing of the transaction?

A.	In the U.S. you will be taxed on the value of the cash payment that you receive at closing. The AMS equity awards converted to Endo equity awards will not be subject to tax at closing. Treatment may vary for countries outside the U.S.

Q.	What are the next steps in the process and the timeline?

A	Until the closing of the merger, which we expect to happen in the third quarter of this year, our two companies remain separate businesses. We will be designating an integration team that will be charged with leading the integration efforts and will work with Endo as appropriate. The acquisition is subject to customary closing conditions, including regulatory review and approvals such as clearance by the antitrust authorities.

Q.	Who should I contact if I have further questions?

A.	Please contact your manager or Human Resources with any questions regarding the transaction.

Q.	What will change in the next several months?

A.	Virtually nothing will change as we go about our business as usual. Our primary focus should be to continue to serve our customers.
•	Leadership will remain in place and will continue in their roles.

•	Scorecards remain in place

•	Projects in progress and work on scorecard objectives should continue.

•	Society Meetings and Customer Events should proceed as planned.

•	All of our policies and procedures remain the same (travel and expense, payroll, corporate cards, car reimbursement).
If you have questions about any changes to your work, discuss with your manager.
Q.	What happens during the closing process over the next several months?

A.	TIMING	ACTION

	Sunday, April 10	Merger agreement signed

	Monday, April 11	Press Release Issued SEC Forms filed

	Late April	File Proxy with SEC

	Third Quarter	Anticipated close of transaction

Facts about Endo:
•	Founded in 1920 as a family-run pharmaceutical company called Intravenous Products of America, Inc., the company changed its name to Endo Products in 1935.

•	Endo Pharmaceuticals began to trade publicly on NASDAQ in 2000 (ENDP).

•	Endo is a healthcare solutions provider with an integrated business model that includes branded drugs, generic drugs and devices & healthcare services. Its portfolio contains products in pain solutions, urology, endocrinology and oncology.

•	Endo has approximately 3,000 employees in the U.S.

•	Its corporate headquarters are located in Chadds Ford, PA, and the company has facilities in Austin, TX, Augusta, GA, Huntsville, AL, Charlotte, NC, Cranbury, NJ, and Westbury, NY.

•	Endo has completed several successful mergers and acquisitions in the past, including transactions with HealthTronics, Penwest and Qualitest Pharmaceuticals.

•	As a mid-sized specialty pharmaceutical company, Endo is able to deliver products and services more effectively, with higher quality and greater efficiency, to deliver meaningful patient outcomes.
* * *
Additional Information and Where to Find It
     AMS plans to file with the Securities and Exchange Commission (the “SEC”), and send or give to its stockholders, a proxy statement in connection with the proposed Merger. The proxy statement will contain important information about the proposed Merger and related matters. AMS STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT CAREFULLY WHEN IT BECOMES AVAILABLE. AMS stockholders will be able to obtain free copies of the proxy statement and other documents filed with the SEC by AMS through the web site maintained by the SEC at www.sec.gov. In addition, security holders will be able to obtain free copies of the proxy statement from AMS by contacting Investor Relations by telephone at (952) 930-6000, or by mail at American Medical Systems Holdings, Inc., 10700 Bren Road West, Minnetonka, Minnesota 55343, Attention: Investor Relations Department, or by going to AMS’ Investor Relations page on its corporate web site at www.americanmedicalsystems.com.
     AMS and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of AMS in connection with the proposed Merger. Information regarding the interests of these directors and executive officers in the transaction described herein will be included in the proxy statement described above. Additional information regarding these directors and executive officers is included in AMS’ proxy statement for its 2011 Annual Meeting of Stockholders, which was filed with the SEC on March 30, 2011.